Release: July 29, 2026

CPKC reports strong Q2 results, poised for accelerated growth in second half of 2026

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced its second-quarter results, including revenues of $4.2 billion, diluted earnings per share (EPS) of $1.15 and core adjusted diluted EPS1 of $1.27.

“This unrivalled three-nation network and CPKC’s exceptional team of railroaders delivered another quarter of strong revenue and earnings growth,” said Keith Creel, CPKC President and Chief Executive Officer. “Our disciplined execution of Precision Scheduled Railroading produced excellent operating performance in the quarter. We are well-positioned to accelerate volume and earnings growth in the second half of 2026.”

Second-quarter 2026 results
•Revenues increased by 13 percent to $4.2 billion from $3.7 billion in Q2 2025
•Reported operating ratio (OR) increased by 90 basis points to 64.6 percent from 63.7 percent in Q2 2025
•Core adjusted OR1 increased 90 basis points to 61.6 percent from 60.7 percent in Q2 2025
•Reported diluted EPS decreased 14 percent to $1.15 from $1.33 in Q2 2025
•Core adjusted diluted EPS1 increased 13 percent to $1.27 from $1.12 in Q2 2025
•Volumes, as measured in revenue ton-miles, increased 4 percent

“Successful implementation of our North American strategy and synergy realization, improving freight fundamentals, and disciplined cost control position CPKC to continue delivering differentiated earnings growth and value creation over the long term,” Creel added. “We remain confident in our ability to continue creating unique long-term value for our customers, communities and shareholders, as we safely and efficiently serve the North American economy.”

Conference Call Details
CPKC will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on July 29, 2026.

Conference Call Access
Canada and U.S.: 800-579-2543
International: 785-424-1789
*Conference ID: CPKCQ226

Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CPKC's website at investor.cpkcr.com.

A replay of the second-quarter conference call will be available through August 5, 2026, at 800-695-2185 (Canada/U.S.) or 402-530-9028 (International).

1    These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures including reconciliations and forward-looking non-GAAP measures, see attached supplementary schedule of Non-GAAP Measures.

Forward-looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking statements") within the meaning of applicable securities laws in both the U.S. and Canada. Forward-looking statements include, but are not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking statements may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", “guidance”, "should" or similar words suggesting future outcomes. This news release contains forward-looking statements relating, but not limited, to statements concerning our ability to accelerate volume and differentiated earnings growth in the second half of 2026, value creation for our customers, communities and shareholders, strategic initiatives and investments, the success of our business, the realization of anticipated benefits and synergies of the CP-KCS combination, and the opportunities arising therefrom, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking statements contained in this news release are based on current expectations, estimates, projections and assumptions, having regard to CPKC’s experience and its perception of historical trends, and include, but are not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; foreign exchange rates; core adjusted effective tax rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies, including, without limitation, those relating to regulation of rates, tariffs, import/export, trade, taxes, wages, labour and immigration; the availability and cost of labour, services and infrastructure; labour disruptions; the satisfaction by third parties of their obligations to CPKC; and carbon markets, evolving sustainability strategies, and scientific or technological developments. Although CPKC believes the expectations, estimates, projections and assumptions reflected in the forward-looking statements presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking statements as actual results may differ materially from those expressed or implied by forward-looking statements. By their nature, forward-looking statements involve numerous inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped by CPKC; inflation; geopolitical instability; changes in laws, regulations and government policies, including, without limitation, those relating to regulation of rates, tariffs, import/export, trade, wages, labour and immigration; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions, including the imposition of any tariffs, or other changes to international trade arrangements; the effects of current and future multinational trade agreements on or other developments affecting the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.’s concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches, volcanism and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions; the outbreak of a pandemic or contagious disease and the resulting effects on economic conditions; the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments; fiscal and monetary policy responses by governments and financial institutions;

disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the satisfaction of the conditions imposed by the U.S. Surface Transportation Board in its March 15, 2023 decision; the successful integration of KCS into CPKC; the focus of management time and attention on the CP-KCS integration and other disruptions arising from the CP-KCS integration; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of CPKC to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors that could cause actual results to differ materially from those described in the forward-looking statements contained in this news release are detailed from time to time in reports filed by CPKC with securities regulators in Canada and the United States, which can be accessed on SEDAR+ (www.sedarplus.ca) and EDGAR (www.sec.gov). Reference should be made to “Part I - Item 1A – Risk Factors” and “Part II - Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” in CPKC’s annual report on Form 10-K and “Part II – Item 1A – Risk Factors” and “Part I – Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” in CPKC’s interim reports on Form 10-Q.

The forward-looking statements contained in this news release are made as of the date hereof. Except as required by law, CPKC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, or the foregoing assumptions and risks affecting such forward-looking statements, whether as a result of new information, future events or otherwise.

About CPKC
With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf Coast to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing approximately 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:
Media
mediarelations@cpkcr.com

Investment Community
Chris De Bruyn
403-319-3591
investor@cpkcr.com

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars, except share and per share data)	2026	2025	2026	2025
Revenues (Note 3)
Freight	$4,088	$3,629	$7,716	$7,356
Non-freight	76	70	149	138
Total revenues	4,164	3,699	7,865	7,494
Operating expenses
Compensation and benefits	723	659	1,414	1,341
Fuel	618	405	1,076	886
Materials	130	124	257	248
Equipment rents	97	103	192	202
Depreciation and amortization	519	493	1,031	997
Purchased services and other	605	572	1,165	1,160
Total operating expenses	2,692	2,356	5,135	4,834

Operating income	1,472	1,343	2,730	2,660
Other (income) expense	(14)	(16)	6	(9)
Other components of net periodic benefit recovery (Note 12)	(110)	(107)	(220)	(214)
Net interest expense	237	208	465	424
Gain on sale of equity investment (Note 4)	—	(333)	—	(333)
Income before income tax expense	1,359	1,591	2,479	2,792
Current income tax expense	281	348	541	614
Deferred income tax expense	54	9	69	35
Income tax expense (Note 5)	335	357	610	649
Net income	$1,024	$1,234	$1,869	$2,143
Net loss attributable to non-controlling interest	—	—	(1)	(1)
Net income attributable to controlling shareholders	$1,024	$1,234	$1,870	$2,144

Earnings per share (Note 6)
Basic earnings per share	$1.16	$1.34	$2.10	$2.31
Diluted earnings per share	$1.15	$1.33	$2.10	$2.31

Weighted-average number of shares (millions) (Note 6)
Basic	886.4	923.8	891.6	928.4
Diluted	887.1	924.8	892.2	929.5

Dividends declared per share	$0.268	$0.228	$0.496	$0.418
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Net income	$1,024	$1,234	$1,869	$2,143
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	652	(1,729)	1,190	(1,758)
Change in derivatives designated as cash flow hedges	(1)	—	(2)	1
Change in pension and post-retirement defined benefit plans	—	2	1	5
Other comprehensive income from equity investees	1	3	2	3
Other comprehensive income (loss) before income taxes	652	(1,724)	1,191	(1,749)
Income tax recovery (expense)	15	(32)	29	(35)
Other comprehensive income (loss)	667	(1,756)	1,220	(1,784)
Comprehensive income (loss)	$1,691	$(522)	$3,089	$359
Comprehensive income (loss) attributable to non-controlling interest	18	(54)	33	(56)
Comprehensive income (loss) attributable to controlling shareholders	$1,673	$(468)	$3,056	$415
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	June 30	December 31
(in millions of Canadian dollars)	2026	2025
Assets
Current assets
Cash and cash equivalents	$366	$184
Accounts receivable, net (Note 8)	2,253	2,029
Materials and supplies	542	502
Other current assets	292	224
	3,453	2,939
Investments	522	473
Properties	57,165	55,323
Goodwill	19,111	18,436
Intangible assets	2,974	2,911
Pension asset	5,330	5,129
Other assets	727	734
Total assets	$89,282	$85,945
Liabilities and equity
Current liabilities
Accounts payable and accrued liabilities	$2,913	$2,751
Long-term debt maturing within one year (Note 9, 10)	2,899	3,240
	5,812	5,991
Pension and other benefit liabilities	540	537
Other long-term liabilities	910	815
Long-term debt (Note 9, 10)	22,248	19,948
Deferred income taxes	12,165	11,829
Total liabilities	41,675	39,120
Shareholders’ equity
Share capital	24,360	24,751
Additional paid-in capital	115	105
Accumulated other comprehensive income (Note 7)	2,424	1,238
Retained earnings	19,727	19,783
	46,626	45,877
Non-controlling interest	981	948
Total equity	47,607	46,825
Total liabilities and equity	$89,282	$85,945
See Contingencies (Note 14).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Operating activities
Net income	$1,024	$1,234	$1,869	$2,143
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	519	493	1,031	997
Deferred income tax expense	54	9	69	35
Pension recovery and funding (Note 12)	(96)	(95)	(195)	(190)
Gain on sale of equity investment (Note 4)	—	(333)	—	(333)
Settlement of Mexican taxes	—	(1)	—	(12)
Other operating activities, net	105	39	93	28
Changes in non-cash working capital balances related to operations	120	9	(165)	(157)
Net cash provided by operating activities	1,726	1,355	2,702	2,511
Investing activities
Additions to properties	(758)	(743)	(1,422)	(1,454)
Additions to Meridian Speedway properties	(8)	(12)	(13)	(24)
Proceeds from sale of properties and other assets	4	4	12	15
Proceeds from sale of equity investment (Note 4)	—	493	—	493
Other investing activities, net	—	(48)	(11)	(51)
Net cash used in investing activities	(762)	(306)	(1,434)	(1,021)
Financing activities
Dividends paid	(204)	(210)	(408)	(387)
Issuance of Common Shares	30	30	55	38
Purchase of Common Shares (Note 11)	(1,283)	(1,393)	(1,963)	(1,740)
Repayment of long-term debt, excluding commercial paper (Note 9)	(352)	(5)	(697)	(940)
Issuance of long-term debt, excluding commercial paper (Note 9)	—	1,392	1,621	3,102
Net issuance (repayment) of commercial paper (Note 9)	778	(722)	284	(1,175)
Net issuance (repayment) of short-term borrowings (Note 9)	—	8	—	(277)
Other financing activities, net	—	(1)	(4)	(6)
Net cash used in financing activities	(1,031)	(901)	(1,112)	(1,385)
Effect of foreign currency fluctuations on foreign-denominated cash and cash equivalents	24	(44)	26	(45)
Cash position
Net (decrease) increase in cash and cash equivalents	(43)	104	182	60
Cash and cash equivalents at beginning of period	409	695	184	739
Cash and cash equivalents at end of period	$366	$799	$366	$799

Supplemental cash flow information
Income taxes paid	$286	$409	$577	$646
Interest paid	$247	$234	$450	$414
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(unaudited)

	For the three months ended June 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at April 1, 2026	892.6	$24,623	$118	$1,775	$19,937	$46,453	$963	$47,416
Net income	—	—	—	—	1,024	1,024	—	1,024
Other comprehensive income (Note 7)	—	—	—	649	—	649	18	667
Dividends declared ($0.268 per share)	—	—	—	—	(236)	(236)	—	(236)
Effect of stock-based compensation expense	—	—	3	—	—	3	—	3
Common Shares repurchased (Note 11)	(11.0)	(300)	—	—	(998)	(1,298)	—	(1,298)
Common Shares issued under stock option plan	0.4	37	(6)	—	—	31	—	31
Balance as at June 30, 2026	882.0	$24,360	$115	$2,424	$19,727	$46,626	$981	$47,607
Balance as at April 1, 2025	930.4	$25,603	$107	$2,653	$19,883	$48,246	$997	$49,243
Net income	—	—	—	—	1,234	1,234	—	1,234
Other comprehensive loss (Note 7)	—	—	—	(1,702)	—	(1,702)	(54)	(1,756)
Dividends declared ($0.228 per share)	—	—	—	—	(210)	(210)	—	(210)
Effect of stock-based compensation expense	—	—	4	—	—	4	—	4
Common Shares repurchased (Note 11)	(13.1)	(354)	—	—	(1,044)	(1,398)	—	(1,398)
Common Shares issued under stock option plan	0.6	36	(6)	—	—	30	—	30
Balance as at June 30, 2025	917.9	$25,285	$105	$951	$19,863	$46,204	$943	$47,147

	For the six months ended June 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity	Non-controlling interest	Total equity
Balance as at January 1, 2026	897.6	$24,751	$105	$1,238	$19,783	$45,877	$948	$46,825
Net income (loss)	—	—	—	—	1,870	1,870	(1)	1,869
Other comprehensive income (Note 7)	—	—	—	1,186	—	1,186	34	1,220
Dividends declared ($0.496 per share)	—	—	—	—	(440)	(440)	—	(440)
Effect of stock-based compensation expense	—	—	22	—	—	22	—	22
Common Shares repurchased (Note 11)	(16.4)	(458)	—	—	(1,486)	(1,944)	—	(1,944)
Common Shares issued under stock option plan	0.8	67	(12)	—	—	55	—	55
Balance as at June 30, 2026	882.0	$24,360	$115	$2,424	$19,727	$46,626	$981	$47,607
Balance as at January 1, 2025	933.5	$25,689	$94	$2,680	$19,429	$47,892	$998	$48,890
Net income (loss)	—	—	—	—	2,144	2,144	(1)	2,143
Contribution from non-controlling interest	—	—	—	—	—	—	1	1
Other comprehensive loss (Note 7)	—	—	—	(1,729)	—	(1,729)	(55)	(1,784)
Dividends declared ($0.418 per share)	—	—	—	—	(387)	(387)	—	(387)
Effect of stock-based compensation expense	—	—	20	—	—	20	—	20
Common Shares repurchased (Note 11)	(16.4)	(450)	—	—	(1,323)	(1,773)	—	(1,773)
Common Shares issued under stock option plan	0.8	46	(9)	—	—	37	—	37
Balance as at June 30, 2025	917.9	$25,285	$105	$951	$19,863	$46,204	$943	$47,147
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2026
(unaudited)

1    Description of business and basis of presentation

Canadian Pacific Kansas City Limited ("CPKC" or the "Company") owns and operates a transcontinental freight railway spanning Canada, the United States ("U.S."), and Mexico. CPKC provides rail and intermodal transportation services over a network of approximately 20,000 miles, serving principal business centres across Canada, the U.S., and Mexico. The Company transports bulk commodities, merchandise freight, and intermodal traffic. CPKC's Common Shares ("Common Shares") trade on the Toronto Stock Exchange ("TSX") and New York Stock Exchange under the symbol "CP".

These unaudited interim consolidated financial statements ("Interim Consolidated Financial Statements") have been prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"). They do not include all of the information required for a complete set of annual financial statements prepared in accordance with GAAP and should be read in conjunction with the Company's audited consolidated financial statements as at and for the year ended December 31, 2025 ("last annual consolidated financial statements"). Selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company's financial position and results of operations since the last annual consolidated financial statements. These Interim Consolidated Financial Statements have been prepared using the same significant accounting policies used in the last annual consolidated financial statements, except for the adoption of new accounting standards (see Note 2). Amounts are stated in Canadian dollars unless otherwise noted.

The Company's operations and income for interim periods can be affected by seasonal fluctuations such as changes in customer demand and weather conditions, and may not be indicative of annual results.

Operating segment

The Company only has one operating segment: rail transportation. The Company's measure of segment profit is reported on the Interim Consolidated Statements of Income as "Net income attributable to controlling shareholders". CPKC's significant segment expenses are consistent with the expenses presented on the Interim Consolidated Statements of Income.

2    Accounting changes

Accounting Standards Update ("ASU") 2025-05 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets

On January 1, 2026, the Company prospectively adopted ASU 2025-05, which simplifies estimating credit losses on current accounts receivable and current contract assets. Under the new guidance, CPKC elected to adopt a practical expedient allowing the Company to assume that conditions existing as of the balance sheet date will remain unchanged over the remaining life of the asset when developing reasonable and supportable forecasts for estimating expected credit losses. Adoption of ASU 2025-05 did not have a material impact on the Company's Interim Consolidated Financial Statements.

Other accounting standards that became effective during the three and six months ended June 30, 2026, did not have a material impact on the Company's Interim Consolidated Financial Statements. Recently issued accounting pronouncements are not expected to have a material impact on the Company's financial position or results of operations upon adoption.

3    Revenues

The following table presents disaggregated information about the Company’s revenues from contracts with customers by major source:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Grain	$925	$743	$1,796	$1,531
Coal	209	256	435	513
Potash	184	167	333	323
Fertilizers and sulphur	110	98	222	212
Forest products	198	195	379	412
Energy, chemicals and plastics	777	712	1,477	1,470
Metals, minerals and consumer products	524	444	962	892
Automotive	403	330	699	645
Intermodal	758	684	1,413	1,358
Total freight revenues	4,088	3,629	7,716	7,356
Non-freight excluding leasing revenues	49	44	94	85
Revenues from contracts with customers	4,137	3,673	7,810	7,441
Leasing revenues	27	26	55	53
Total revenues	$4,164	$3,699	$7,865	$7,494

4    Gain on sale of equity investment

On April 1, 2025, CPKC sold its 50% equity method investment in the Panama Canal Railway Company to APM Terminals Panama Rail LP (“APM Terminals”), a subsidiary of A.P. Moller-Maersk A/S, for gross proceeds of U.S. $350 million. After finalizing purchase price adjustments for cash acquired and debt and net working capital assumed by APM Terminals, the Company received cash consideration of U.S. $344 million ($493 million) and recognized a pre-tax gain of U.S. $232 million ($333 million) in "Gain on sale of equity investment”. The after-tax gain was U.S. $196 million ($282 million).

5    Income taxes

The effective income tax rate including discrete items for the three and six months ended June 30, 2026 was 24.65% and 24.63%, respectively, compared to 22.45% and 23.26%, respectively for the same periods in 2025.

For the three months ended June 30, 2026, the effective income tax rate was 24.75%, excluding the discrete items of amortization of the fair value adjustments associated with purchase accounting of $94 million and acquisition-related costs of $27 million, both related to the Kansas City Southern ("KCS") acquisition, and advisory costs related to the analysis and advocacy in connection with the U.S. Surface Transportation Board's (the "STB") review of the proposed merger between Union Pacific Corporation ("UP") and Norfolk Southern Corporation ("NS") of $14 million.

For the three months ended June 30, 2025, the effective income tax rate was 24.50%, excluding the discrete items of a gain on sale of an equity investment of $333 million, amortization of the fair value adjustments associated with purchase accounting of $96 million and acquisition-related costs of $19 million, both related to the KCS acquisition.

For the six months ended June 30, 2026, the effective income tax rate was 24.75%, excluding the discrete items of amortization of the fair value adjustments associated with purchase accounting of $187 million and acquisition-related costs of $36 million, both related to the KCS acquisition, and advisory costs related to the analysis and advocacy in connection with the STB's review of the proposed merger between UP and NS of $27 million.

For the six months ended June 30, 2025, the effective income tax rate was 24.50%, excluding the discrete items of a gain on sale of an equity investment of $333 million, amortization of the fair value adjustments associated with purchase accounting of $190 million and acquisition-related costs of $39 million, both related to the KCS acquisition.

2014 Tax Assessment

Canadian Pacific Kansas City Mexico's ("CPKCM") 2014 Tax Assessment is currently in litigation (see Note 14).

6    Earnings per share

	For the three months ended June 30		For the six months ended June 30
(in millions, except per share data)	2026	2025	2026	2025
Net income attributable to controlling shareholders	$1,024	$1,234	$1,870	$2,144
Weighted-average basic shares outstanding	886.4	923.8	891.6	928.4
Dilutive effect of stock options	0.7	1.0	0.6	1.1
Weighted-average diluted shares outstanding	887.1	924.8	892.2	929.5
Earnings per share - basic	$1.16	$1.34	$2.10	$2.31
Earnings per share - diluted	$1.15	$1.33	$2.10	$2.31

For the three and six months ended June 30, 2026, there were 0.3 million and 0.8 million options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and six months ended June 30, 2025 - 1.8 million and 1.6 million, respectively).

7    Changes in Accumulated other comprehensive income ("AOCI") by component

Changes in AOCI attributable to controlling shareholders, net of tax, by component are as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities	Derivatives	Pension and post- retirement defined benefit plans	Equity accounted investments	Total
Opening balance, April 1, 2026	$2,365	$8	$(601)	$3	$1,775
Other comprehensive income before reclassifications	649	—	—	1	650
Amounts reclassified from AOCI	—	(1)	—	—	(1)
Net other comprehensive income (loss)	649	(1)	—	1	649
Balance as at June 30, 2026	$3,014	$7	$(601)	$4	$2,424
Opening balance, April 1, 2025	$3,385	$10	$(737)	$(5)	$2,653
Other comprehensive (loss) income before reclassifications	(1,707)	—	—	3	(1,704)
Amounts reclassified from AOCI	—	1	1	—	2
Net other comprehensive (loss) income	(1,707)	1	1	3	(1,702)
Balance as at June 30, 2025	$1,678	$11	$(736)	$(2)	$951

	For the six months ended June 30
	Foreign currency net of hedging activities	Derivatives	Pension and post-retirement defined benefit plans	Equity accounted investments	Total
Opening balance, January 1, 2026	$1,829	$9	$(602)	$2	$1,238
Other comprehensive income before reclassifications	1,185	—	—	2	1,187
Amounts reclassified from AOCI	—	(2)	1	—	(1)
Net other comprehensive income (loss)	1,185	(2)	1	2	1,186
Balance as at June 30, 2026	$3,014	$7	$(601)	$4	$2,424
Opening balance, January 1, 2025	$3,413	$10	$(738)	$(5)	$2,680
Other comprehensive (loss) income before reclassifications	(1,735)	—	—	3	(1,732)
Amounts reclassified from AOCI	—	1	2	—	3
Net other comprehensive (loss) income	(1,735)	1	2	3	(1,729)
Balance as at June 30, 2025	$1,678	$11	$(736)	$(2)	$951

8    Accounts receivable, net

(in millions of Canadian dollars)	As at June 30, 2026	As at December 31, 2025
Total accounts receivable	$2,371	$2,146
Allowance for credit losses	(118)	(117)
Total accounts receivable, net	$2,253	$2,029

9    Debt

During the six months ended June 30, 2026, the Company repaid, at maturity, U.S. $250 million ($339 million) 3.70% 10.5-year notes and U.S. $250 million ($345 million) 3.125% 10-year notes.

Issuance of long-term debt

During the six months ended June 30, 2026, the Company issued U.S. $600 million ($821 million) 4.00% 3-year unsecured notes due March 15, 2029 for net proceeds of U.S. $597 million ($816 million), and U.S. $600 million ($821 million) 5.50% 30-year unsecured notes due March 15, 2056 for net proceeds of U.S. $589 million ($805 million). The issued notes pay interest semi-annually and carry a negative pledge.

Credit facility

Effective July 6, 2026, the Company amended its revolving credit facility agreement (the "facility") to extend the maturity dates of its two-year U.S. $1.1 billion tranche and five-year U.S. $1.1 billion tranche to June 25, 2028, and June 25, 2031, respectively. As at June 30, 2026, the facility was undrawn (December 31, 2025 - undrawn). The Company presents draws and repayments on the facility in the Interim Consolidated Statements of Cash Flows on a net basis.

Commercial paper program

Effective March 27, 2026, the Company increased the maximum size of its commercial paper program through the addition of a Canadian dollar commercial paper program which allows the Company to borrow Canadian dollars in the form of unsecured promissory notes. This increased the maximum amount the Company can borrow under the program from U.S. $1.5 billion to U.S. $2.2 billion, or the Canadian dollar equivalent, on a combined basis. Both the Canadian and U.S. dollar commercial paper programs are backed by the U.S. $2.2 billion facility. As at June 30, 2026, the Company had total commercial paper borrowings outstanding of U.S. $1,028 million ($1,461 million) recognized in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets (December 31, 2025 - U.S. $850 million ($1,165 million)). The weighted-average interest rate on these borrowings as at June 30, 2026 was 2.70% (December 31, 2025 - 4.02%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Interim Consolidated Statements of Cash Flows on a net basis.

10    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s short-term financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings, including commercial paper and term loans. The carrying value of short-term financial instruments approximate their fair value.

The carrying value of the Company’s debt does not approximate its fair value. The estimated fair value has been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at the balance sheet date. All measurements are classified as Level 2. The Company’s long-term debt, including current maturities, with a carrying value of $23,686 million as at June 30, 2026 (December 31, 2025 - $22,023 million), had a fair value of $22,182 million (December 31, 2025 - $20,740 million).

B. Financial risk management

Foreign exchange ("FX") management

Net investment hedge
The majority of the Company’s U.S. dollar-denominated long-term debt, finance lease obligations, and operating lease liabilities have been designated as a hedge of the Company's net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on Net income by offsetting long-term FX gains and losses on U.S. dollar-denominated long-term debt and gains and losses on its net investment. The effect of the Company's net investment hedge for the three and six months ended June 30, 2026 was an FX loss of $134 million and $257 million, respectively (three and six months ended June 30, 2025 - FX gain of $299 million and $305 million, respectively) recognized in “Other comprehensive income (loss)”.

11    Share repurchases

On January 28, 2026, the Company announced a normal course issuer bid ("NCIB"), commencing February 2, 2026, to purchase up to 44.9 million Common Shares in the open market for cancellation on or before February 1, 2027.

On February 27, 2025, the Company announced a NCIB, commencing March 3, 2025, to purchase up to 37.3 million Common Shares in the open market for cancellation on or before March 2, 2026. By October 29, 2025, the Company had purchased and cancelled all 37.3 million Common Shares authorized to be purchased under the NCIB.

All purchases were made in accordance with the respective NCIB at prevailing market prices plus brokerage fees, with consideration allocated to "Share capital" up to the average carrying amount of the Common Shares and any excess allocated to "Retained earnings".

In accordance with Canadian tax legislation, the Company has accrued for a 2% tax on the fair market value of Common Shares repurchased (net of qualifying issuances of equity) as a direct cost of Common Share repurchases recognized in Shareholders’ equity. During the three and six months ended June 30, 2026, the Company has accrued a liability of $25 million and $36 million, respectively, for the tax due on the net share repurchases made, payable within the first quarter of the following year.

The following table provides activities under the share repurchase program:

	For the three months ended June 30		For the six months ended June 30
	2026	2025	2026	2025
Number of Common Shares repurchased(1)	10,855,699	12,882,454	16,591,606	16,363,112
Weighted-average price per share(2)	$119.60	$108.52	$117.18	$108.34
Amount of repurchase (in millions of Canadian dollars)(1)(2)	$1,298	$1,398	$1,944	$1,773
(1) Includes shares repurchased but not yet cancelled at end of period.
(2) Includes brokerage fees and applicable tax on share repurchases.

12    Pension and other benefits

During the three months ended June 30, 2026, the Company received a refund, net of contributions, from its defined benefit pension plans of $1 million, and during the six months ended June 30, 2026, made contributions, net of refunds, of $2 million (three and six months ended June 30, 2025 - $4 million and $8 million contributions, net of refunds, respectively).

Net periodic benefit (recovery) cost for defined benefit pension plans and other benefits included the following components:

	For the three months ended June 30
	Pensions		Other benefits		Total
(in millions of Canadian dollars)	2026	2025	2026	2025	2026	2025
Current service cost	$19	$21	$3	$4	$22	$25
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	118	116	6	6	124	122
Expected return on plan assets	(234)	(231)	—	—	(234)	(231)
Recognized net actuarial (gain) loss	(1)	2	—	(1)	(1)	1
Amortization of prior service costs	1	1	—	—	1	1
Total other components of net periodic benefit (recovery) cost	(116)	(112)	6	5	(110)	(107)
Net periodic benefit (recovery) cost	$(97)	$(91)	$9	$9	$(88)	$(82)

	For the six months ended June 30
	Pensions		Other benefits		Total
(in millions of Canadian dollars)	2026	2025	2026	2025	2026	2025
Current service cost	$38	$42	$6	$7	$44	$49
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	236	233	11	11	247	244
Expected return on plan assets	(468)	(463)	—	—	(468)	(463)
Recognized net actuarial (gain) loss	(2)	4	—	(1)	(2)	3
Amortization of prior service costs	3	2	—	—	3	2
Total other components of net periodic benefit (recovery) cost	(231)	(224)	11	10	(220)	(214)
Net periodic benefit (recovery) cost	$(193)	$(182)	$17	$17	$(176)	$(165)

13    Stock-based compensation

As at June 30, 2026, the Company had several stock-based compensation plans including stock option plans, various cash‑settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and six months ended June 30, 2026 of $94 million and $143 million, respectively (three and six months ended June 30, 2025 - $59 million and $92 million, respectively).

Stock options plan

In the six months ended June 30, 2026, under the Company’s stock option plan, the Company issued 1,189,411 options at the weighted-average price of $104.69 per share, based on the closing price of the Company's Common Shares on the TSX at the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire seven years from the grant date.

Under the fair value method, the fair value of the stock options at the grant date was approximately $30 million.

Performance share unit plans

During the six months ended June 30, 2026, the Company issued 629,722 Performance Share Units ("PSUs") with a grant date fair value of $66 million and 20,386 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the fair value of expected future matching units, of $3 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest three to four years after the grant date, contingent on the Company’s performance ("performance factor"). Vested PSUs are settled in cash. Vested PDSUs are converted into Deferred Share Units ("DSUs") pursuant to the DSU plan, are eligible for a 25% Company match if the employee has not exceeded their Common Share ownership requirements, and are settled in cash only when the holder ceases their employment with the Company.

The performance period for all PSUs and all PDSUs granted in the six months ended June 30, 2026 is January 1, 2026 to December 31, 2028 and the performance factors are Free Cash Flow ("FCF"), Total Shareholder Return ("TSR") compared to the Standard and Poor's ("S&P")/TSX 60 Index, and TSR compared to the S&P 500 Industrials Index.

The performance period for the 544,175 PSUs and 26,333 PDSUs granted in 2023 was January 1, 2023 to December 31, 2025, and the performance factors were FCF, Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA"), TSR compared to the S&P/TSX 60 Index, TSR compared to the S&P 500 Industrials Index, and TSR compared to other Class I railways. The resulting payout was 91% of the outstanding units multiplied by the Company's average Common Share price calculated based on the last 30 trading days preceding December 31, 2025. In the first quarter of 2026, payouts were $42 million on 461,766 PSUs, including dividends reinvested. The 26,555 PDSUs that vested on December 31, 2025, with a fair value of $3 million, including dividends reinvested and matching units, will be paid out in future reporting periods pursuant to the DSU plan (as described above).

14    Contingencies

Litigation

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending as at June 30, 2026 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position, results of operations, or liquidity. However, an unexpected adverse resolution of one or more of these legal actions could have a material adverse effect on the Company's business, financial position, results of operations, or liquidity in a particular quarter or fiscal year.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against the Company and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including the Company, to remediate the derailment site (the "Cleanup Order") and served the Company with a Notice of Claim for $95 million for those costs. The Company appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued the Company in the Québec Superior Court claiming $409 million in damages, which was further amended and reduced to $231 million (the “AGQ Action”). The AGQ Action alleges that: (i) the Company was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) the Company is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against the Company on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. On November 28, 2019, the plaintiffs' motion to discontinue their action against Harding was granted. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued the Company in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $14 million (the “Promutuel Action”), and two additional subrogated insurers sued the Company claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. The joint liability trial of these consolidated claims commenced on September 21, 2021 with oral arguments ending on June 15, 2022. The Québec Superior Court issued a decision on December 14, 2022 dismissing all claims against the Company, finding that the Company’s actions were not the direct and immediate cause of the accident and the damages suffered by the plaintiffs. All three plaintiffs filed a declaration of appeal on January 13, 2023. The appeal was heard October 7 to 10, 2024 by the Québec Court of Appeal. On February 26, 2025, the Québec Court of Appeal issued its unanimous decision upholding the trial decision and dismissing the appeals in their entirety. On April 28, 2025, all three plaintiffs filed applications for leave to appeal to the Supreme Court of Canada. On May 30, 2025, the Company filed its response to the plaintiffs' leave applications. On May 14, 2026, the Supreme Court of Canada dismissed all three plaintiffs’ filed applications for leave to appeal.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued the Company, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against the Company, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against the Company in November 2014 in the Maine Bankruptcy Court claiming that the Company failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to an expert report filed by the bankruptcy estate. This action asserts that the Company knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it. Summary judgement motion was argued and taken under advisement on June 9, 2022. On May 23, 2023, the case management judge stayed the proceedings pending the outcome of the appeal in the Canadian consolidated claims. On April 18, 2025, the Court lifted the stay and ordered briefing concerning the Company’s request for summary judgement based on the preclusive effect of matters decided in other Lac-Mégantic cases. The Court would address that basis for summary judgement first, then would address other arguments for summary judgement, if necessary, afterwards. On October 8, 2025, the Court heard the Company's summary judgement motion. On April 21, 2026, the Court granted CPKC’s motion for summary judgement, dismissing the bankruptcy estate representative’s claims. The deadline for any appeal passed in May 2026 and no appeal was filed.

(7)The class and mass tort action commenced against the Company in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against the Company in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that the Company negligently misclassified and improperly packaged the petroleum crude oil. On the Company’s motion, the Maine Actions were dismissed. The plaintiffs appealed the dismissal decision to the U.S. First Circuit Court of Appeals, which dismissed the plaintiffs' appeal on June 2, 2021. The plaintiffs further petitioned the U.S. First Circuit Court of Appeals for a rehearing, which was denied on September 8, 2021. On January 24, 2022, the plaintiffs further appealed to the U.S. Supreme Court on two bankruptcy procedural grounds. On May 31, 2022, the U.S. Supreme Court denied the petition, thereby rejecting the plaintiffs' appeal.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against the Company in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude oil and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgement motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. Final briefs of dispositive motions for summary judgement and for reconsideration on tariff applicability were submitted on September 30, 2022. On January 20, 2023, the Court granted in part the Company's summary judgement motion by dismissing all claims for recovery of settlement payments but leaving for trial the determination of the value of the lost crude oil. It also dismissed the Company's motion for reconsideration on tariff applicability. The remaining issues of the value of the lost crude oil and applicability of judgement reduction provisions did not require trial, and were fully briefed in 2024. On January 5, 2024, the Court issued its decision finding that the Company was liable for approximately U.S. $3.9 million plus pre-judgement interest, but declined to determine whether judgement reduction provisions were applicable, referring the parties to a court in Maine on that issue. On January 18, 2024, the Company filed a motion for reconsideration for the Court to apply the judgement reduction provisions. On January 19, 2024, the trustee for the wrongful death trust filed a Notice of Appeal for the January 5, 2024 decision, as well as prior decisions. On February 23, 2024, the Court denied the Company’s motion for reconsideration, again referring the parties to a court in Maine to apply the judgement reduction provision. On March 6, 2024, the Company filed its notice of appeal of this latest ruling, as well as prior decisions. The appeal was heard on March 18, 2025. On July 3, 2025, the U.S. Eighth Circuit Court of Appeals unanimously allowed the Company’s appeal, reversing the district court decision and remanding the matter back to the district court for a complete reduction of the judgement against the Company. On July 17, 2025, the trustee for the wrongful death trust petitioned the U.S. Eighth Circuit Court of Appeals for a rehearing. On August 7, 2025, the U.S. Eighth Circuit Court of Appeals denied the petition for a rehearing. The deadline for any petition to the U.S. Supreme Court for certiorari passed in November 2025 and no petition was filed.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, the Company denies liability and is vigorously defending these proceedings.

Court decision related to Remington Development Corporation legal claim

On October 20, 2022, the Court of King’s Bench of Alberta issued a decision in a claim brought by Remington Development Corporation (“Remington”) against the Company and the Province of Alberta (“Alberta”) with respect to an alleged breach of contract by the Company in relation to the sale of certain properties in Calgary. In its decision, the Court found the Company had breached its contract with Remington and Alberta had induced the contract breach. The Court found the Company and Alberta liable for damages of approximately $164 million plus interest and costs, and subject to an adjustment to the acquisition value of the property. In a further decision on August 30, 2023, the Court determined that adjustment and set the total damages at $165 million plus interest and costs. On October 20, 2023, the Court determined the costs payable to Remington, however, the Court had not provided any indication of how the damages, which were estimated to total approximately $232 million as at June 30, 2025, should be apportioned between the Company and Alberta. On November 17, 2022, the Company filed an appeal of the Court’s decision. On April 11, 2024, the Court of Appeal of Alberta ("ABCA") stayed the judgement pending the outcome of the appeal. On September 10, 2024, the ABCA heard the Company's appeal and reserved its decision. On July 2, 2025, the ABCA unanimously allowed the Company’s appeal and set aside the trial judgement and costs order. A majority of the ABCA ordered a new trial in the Court of King’s Bench. On September 26, 2025, Remington sought leave to appeal the ABCA’s decision to the Supreme Court of Canada. On July 2, 2026, the Supreme Court of Canada dismissed Remington's application for leave to appeal the ABCA's decision.

2014 tax assessment

On April 13, 2022, the Servicio de Administracion Tributaria ("SAT") delivered an audit assessment of CPKCM’s 2014 tax returns (the "2014 Assessment"). As at June 30, 2026, the 2014 Assessment, including inflation, interest, and penalties was Mexican Pesos ("Ps.") 6,667 million ($540 million).

On July 7, 2022, CPKCM filed an administrative appeal (the “Administrative Appeal”) before the SAT, seeking to revoke the 2014 Assessment on the basis that the SAT’s notification of the 2014 Assessment through the tax mailbox was not legal, because it was in violation of a tax mailbox injunction previously granted to CPKCM on March 19, 2015. On September 26, 2022, the SAT dismissed the Administrative Appeal, on the basis that it was not a timely submission (the “Administrative Appeal Resolution”).

On October 10, 2022, CPKCM submitted an annulment lawsuit (the "Annulment Lawsuit") before the Federal Administrative Court (the "Administrative Court"), challenging the 2014 Assessment, its notification, and the Administrative Appeal Resolution. On April 24, 2024, the Administrative Court resolved the Annulment Lawsuit, confirming the Administrative Appeal Resolution and the 2014 Assessment (the "Administrative Court Resolution").

On June 21, 2024, CPKCM challenged the Administrative Court Resolution by submitting an Amparo appeal (Demanda de Amparo) before the Collegiate Circuit Courts (Tribunales Colegiados de Circuito). On June 4, 2025, the Twenty Third Collegiate Court of the First Circuit (the "Circuit Court") unanimously granted CPKCM’s Amparo petition, vacating the prior decision and sending the matter back to the Administrative Court with an order to issue a new resolution addressing CPKCM’s arguments that were presented in the Annulment Lawsuit. On June 25, 2025, the Administrative Court resolved the Annulment Lawsuit unfavourably to CPKCM (the "2025 Administrative Court Resolution"). On August 19, 2025, CPKCM submitted a new Amparo appeal challenging the 2025 Administrative Court Resolution. On September 8, 2025, the Circuit Court admitted the Amparo appeal submitted by CPKCM. CPKCM expects to prevail based on the technical merits of its case.

On August 20, 2025, derived from the submission of the Amparo appeal, the Administrative Court issued a resolution granting an injunction against the enforcement and collection of the 2014 Assessment, as long as the 2014 Assessment is duly guaranteed.

On March 24, 2026, CPKC filed with the International Centre for Settlement of Investment Disputes ("ICSID") a Request for Arbitration against the United Mexican States, under the Comprehensive and Progressive Agreement for Trans-Pacific Partnership ("CPTPP"), for the actions taken by the SAT in connection with the 2014 Assessment. On April 27, 2026, the ICSID registered the Request for Arbitration filed by the Company, which is a procedural step taken to preserve CPKCM’s legal rights under the CPTPP.

Environmental liabilities

Environmental remediation accruals, recognized on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent the Company’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recognized accruals include the Company’s best estimate of all probable costs, the Company’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

Provisions for environmental remediation costs are recognized in the Company's Interim Consolidated Balance Sheets in “Other long-term liabilities”, except for the current portion, which is recognized in “Accounts payable and accrued liabilities”. The total amount provided as at June 30, 2026 was $248 million (December 31, 2025 - $241 million). Payments are expected to be made over 10 years through 2035.

Summary of Rail Data

	Second Quarter				Year-to-date
Financial (in millions, except per share data)	2026	2025	Total Change	% Change	2026	2025	Total Change	% Change

Revenues
Freight	$4,088	$3,629	$459	13	$7,716	$7,356	$360	5
Non-freight	76	70	6	9	149	138	11	8
Total revenues	4,164	3,699	465	13	7,865	7,494	371	5

Operating expenses
Compensation and benefits	723	659	64	10	1,414	1,341	73	5
Fuel	618	405	213	53	1,076	886	190	21
Materials	130	124	6	5	257	248	9	4
Equipment rents	97	103	(6)	(6)	192	202	(10)	(5)
Depreciation and amortization	519	493	26	5	1,031	997	34	3
Purchased services and other	605	572	33	6	1,165	1,160	5	—
Total operating expenses	2,692	2,356	336	14	5,135	4,834	301	6

Operating income	1,472	1,343	129	10	2,730	2,660	70	3

Other (income) expense	(14)	(16)	2	(13)	6	(9)	15	(167)
Other components of net periodic benefit recovery	(110)	(107)	(3)	3	(220)	(214)	(6)	3
Net interest expense	237	208	29	14	465	424	41	10
Gain on sale of equity investment	—	(333)	333	(100)	—	(333)	333	(100)

Income before income tax expense	1,359	1,591	(232)	(15)	2,479	2,792	(313)	(11)

Current income tax expense	281	348	(67)	(19)	541	614	(73)	(12)
Deferred income tax expense	54	9	45	500	69	35	34	97
Income tax expense	335	357	(22)	(6)	610	649	(39)	(6)

Net income	$1,024	$1,234	$(210)	(17)	$1,869	$2,143	$(274)	(13)

Net loss attributable to non-controlling interest	—	—	—	—	(1)	(1)	—	—

Net income attributable to controlling shareholders	$1,024	$1,234	$(210)	(17)	$1,870	$2,144	$(274)	(13)
Operating ratio (%)	64.6	63.7	0.9	90 bps	65.3	64.5	0.8	80 bps

Basic earnings per share	$1.16	$1.34	$(0.18)	(13)	$2.10	$2.31	$(0.21)	(9)

Diluted earnings per share	$1.15	$1.33	$(0.18)	(14)	$2.10	$2.31	$(0.21)	(9)

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	886.4	923.8	(37.4)	(4)	891.6	928.4	(36.8)	(4)
Weighted average number of diluted shares outstanding (millions)	887.1	924.8	(37.7)	(4)	892.2	929.5	(37.3)	(4)

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.72	0.72	—	—	0.72	0.71	0.01	1
Average foreign exchange rate (Canadian$/U.S.$)	1.38	1.38	—	—	1.38	1.41	(0.03)	(2)
Average foreign exchange rate (Mexican peso/Canadian$)	12.55	14.09	(1.54)	(11)	12.67	14.16	(1.49)	(11)
Average foreign exchange rate (Canadian$/Mexican peso)	0.0797	0.0710	0.0087	12	0.0789	0.0706	0.0083	12

Summary of Rail Data (Continued)

	Second Quarter					Year-to-date
Commodity Data	2026	2025	Total Change	% Change	FX Adjusted % Change(1)	2026	2025	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$925	$743	$182	24	24	$1,796	$1,531	$265	17	19
- Coal	209	256	(47)	(18)	(18)	435	513	(78)	(15)	(15)
- Potash	184	167	17	10	10	333	323	10	3	4
- Fertilizers and sulphur	110	98	12	12	12	222	212	10	5	7
- Forest products	198	195	3	2	2	379	412	(33)	(8)	(6)
- Energy, chemicals and plastics	777	712	65	9	8	1,477	1,470	7	—	2
- Metals, minerals and consumer products	524	444	80	18	16	962	892	70	8	8
- Automotive	403	330	73	22	19	699	645	54	8	7
- Intermodal	758	684	74	11	11	1,413	1,358	55	4	5

Total Freight Revenues	$4,088	$3,629	$459	13	12	$7,716	$7,356	$360	5	6

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	5.19	4.96	0.23	5	4	5.19	5.12	0.07	1	3
- Coal	4.82	4.22	0.60	14	14	4.57	4.33	0.24	6	6
- Potash	3.53	3.15	0.38	12	12	3.42	3.32	0.10	3	4
- Fertilizers and sulphur	8.96	8.03	0.93	12	12	8.49	8.01	0.48	6	8
- Forest products	9.02	8.72	0.30	3	3	8.81	9.00	(0.19)	(2)	—
- Energy, chemicals and plastics	8.00	7.78	0.22	3	2	7.82	7.80	0.02	—	2
- Metals, minerals and consumer products	9.98	9.05	0.93	10	9	9.57	9.31	0.26	3	3
- Automotive	26.43	23.31	3.12	13	11	25.09	24.35	0.74	3	2
- Intermodal	7.36	6.67	0.69	10	10	7.13	6.98	0.15	2	3

Total Freight Revenue per RTM	7.10	6.54	0.56	9	8	6.87	6.73	0.14	2	3

Freight Revenue per Carload
- Grain	$5,506	$5,210	$296	6	6	$5,664	$5,541	$123	2	4
- Coal	2,214	2,159	55	3	3	2,133	2,165	(32)	(1)	(1)
- Potash	4,026	3,523	503	14	14	3,797	3,704	93	3	4
- Fertilizers and sulphur	6,832	6,282	550	9	9	6,568	6,347	221	3	5
- Forest products	6,367	5,945	422	7	7	6,153	6,095	58	1	3
- Energy, chemicals and plastics	5,534	4,989	545	11	10	5,363	5,154	209	4	5
- Metals, minerals and consumer products	3,908	3,541	367	10	9	3,833	3,571	262	7	7
- Automotive	6,238	5,288	950	18	15	6,010	5,366	644	12	11
- Intermodal	1,667	1,489	178	12	12	1,595	1,517	78	5	6

Total Freight Revenue per Carload	$3,558	$3,164	$394	12	12	$3,456	$3,267	$189	6	7
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
Commodity Data	2026	2025	Total Change	% Change	2026	2025	Total Change	% Change

Millions of RTM
- Grain	17,814	14,970	2,844	19	34,599	29,912	4,687	16
- Coal	4,338	6,073	(1,735)	(29)	9,522	11,856	(2,334)	(20)
- Potash	5,217	5,304	(87)	(2)	9,728	9,723	5	—
- Fertilizers and sulphur	1,227	1,220	7	1	2,616	2,647	(31)	(1)
- Forest products	2,194	2,236	(42)	(2)	4,300	4,579	(279)	(6)
- Energy, chemicals and plastics	9,715	9,148	567	6	18,892	18,849	43	—
- Metals, minerals and consumer products	5,248	4,905	343	7	10,051	9,586	465	5
- Automotive	1,525	1,416	109	8	2,786	2,649	137	5
- Intermodal	10,299	10,257	42	—	19,808	19,452	356	2

Total RTMs	57,577	55,529	2,048	4	112,302	109,253	3,049	3

Carloads (thousands)
- Grain	168.0	142.6	25.4	18	317.1	276.3	40.8	15
- Coal	94.4	118.6	(24.2)	(20)	203.9	237.0	(33.1)	(14)
- Potash	45.7	47.4	(1.7)	(4)	87.7	87.2	0.5	1
- Fertilizers and sulphur	16.1	15.6	0.5	3	33.8	33.4	0.4	1
- Forest products	31.1	32.8	(1.7)	(5)	61.6	67.6	(6.0)	(9)
- Energy, chemicals and plastics	140.4	142.7	(2.3)	(2)	275.4	285.2	(9.8)	(3)
- Metals, minerals and consumer products	134.1	125.4	8.7	7	251.0	249.8	1.2	—
- Automotive	64.6	62.4	2.2	4	116.3	120.2	(3.9)	(3)
- Intermodal	454.7	459.5	(4.8)	(1)	885.8	894.9	(9.1)	(1)

Total Carloads	1,149.1	1,147.0	2.1	—	2,232.6	2,251.6	(19.0)	(1)

	Second Quarter					Year-to-date
	2026	2025	Total Change	% Change	FX Adjusted % Change(1)	2026	2025	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$723	$659	$64	10	8	$1,414	$1,341	$73	5	5
Fuel	618	405	213	53	49	1,076	886	190	21	21
Materials	130	124	6	5	3	257	248	9	4	3
Equipment rents	97	103	(6)	(6)	(6)	192	202	(10)	(5)	(3)
Depreciation and amortization	519	493	26	5	5	1,031	997	34	3	5
Purchased services and other	605	572	33	6	5	1,165	1,160	5	—	1

Total Operating Expenses	$2,692	$2,356	$336	14	13	$5,135	$4,834	$301	6	6
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
	2026	2025	Total Change	% Change	2026	2025	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	107,585	101,973	5,612	6	208,210	200,385	7,825	4
Train miles (thousands)	12,389	11,960	429	4	23,912	23,764	148	1
Average train weight - excluding local traffic (tons)	9,294	9,187	107	1	9,334	9,111	223	2
Average train length - excluding local traffic (feet)	7,812	7,844	(32)	—	7,834	7,737	97	1
Average terminal dwell (hours)	8.6	10.2	(1.6)	(16)	9.0	10.2	(1.2)	(12)
Average train speed (miles per hour, or "mph")(1)	20.6	19.3	1.3	7	20.3	19.2	1.1	6
Locomotive productivity (GTMs / operating horsepower)(2)	177	169	8	5	174	166	8	5
Fuel efficiency(3)	0.992	1.034	(0.042)	(4)	1.017	1.049	(0.032)	(3)
U.S. gallons of locomotive fuel consumed (millions)(4)	106.7	105.5	1.2	1	211.7	210.2	1.5	1
Average fuel price (U.S. dollars per U.S. gallon)	4.19	2.77	1.42	51	3.69	2.99	0.70	23

Total Employees and Workforce

Total employees (average)(5)	19,835	20,138	(303)	(2)	19,687	19,943	(256)	(1)
Total employees (end of period)(5)	19,704	20,107	(403)	(2)	19,704	20,107	(403)	(2)
Workforce (end of period)(6)	19,716	20,189	(473)	(2)	19,716	20,189	(473)	(2)

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	0.96	0.73	0.23	32	0.94	0.85	0.09	11
FRA train accidents per million train-miles	1.00	0.97	0.03	3	0.93	0.68	0.25	37
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CPKC’s yards; ii) passenger trains; and iii) trains used for repairing track. An increase in average train speed indicates improved on-time performance resulting in improved asset utilization.
(2)Locomotive productivity is defined as the daily average GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units.
(3)Fuel efficiency is defined as United States ("U.S.") gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Fuel consumed includes gallons from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CPKC. CPKC monitors employment levels in order to efficiently meet service and strategic requirements. The number of employees is a key driver to total compensation and benefits costs.
(6)Workforce is defined as employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three and six months ended June 30, 2025 have been restated to reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company's current period's financial results that can be compared with the results of operations in prior periods. Management believes these Non-GAAP measures facilitate a multi-period assessment of long-term profitability.

These Non-GAAP measures have no standardized meanings and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance and Liquidity Measures

The Company uses Core adjusted operating income, Core adjusted operating ratio, Core adjusted income, and Core adjusted diluted earnings per share ("EPS") to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. In addition to the Non-GAAP performance measures noted above, other Non-GAAP liquidity measures include Adjusted free cash and Adjusted net debt to adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA") ratio.

Management believes these Non-GAAP measures provide meaningful supplemental information about our financial results and improved comparability to past performance because they exclude certain significant items that are not considered indicative of future or past financial trends either by nature or amount. As a result, these items are excluded for management's assessment of operational performance, allocation of resources, and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets or equity investments, acquisition-related costs, certain adjustments to provisions and settlements of Mexican taxes, advisory costs related to rail consolidation matters, discrete tax items, changes in income tax rates, changes to uncertain tax items, and certain items that are not typical of normal business activities or are outside the control of management. Acquisition-related costs include legal, consulting, integration costs including third-party services and system migration, restructuring and special termination benefit costs, employee retention, and synergy incentive costs. These items may not be non-recurring and may include items that are settled in cash. Specifically, due to the magnitude of the Kansas City Southern ("KCS") acquisition, its significant impact to the Company’s business and complexity of integrating the acquired business and operations, the Company continues to expect to incur acquisition-related costs. Management believes excluding these significant items from GAAP results provides an additional viewpoint which may give users a consistent understanding of the Company's financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide additional insight to investors and other external users of the Company's financial information.

In addition, these Non-GAAP measures exclude KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences being the incremental depreciation or amortization in relation to fair value adjustments to properties, intangible assets, and KCS’s investments, the change in fair value of debt of KCS assumed on April 14, 2023 (the "Control Date"), and fair value adjustments that are attributable to the non-controlling interest, as recognized within "Depreciation and amortization", "Purchased services and other", "Other (income) expense", "Net interest expense", and "Net loss attributable to non-controlling interest", respectively, in the Company's Interim Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. Excluding KCS purchase accounting from GAAP results provides financial statement users with additional transparency by isolating the impact of KCS purchase accounting.

Significant items recognized in "Net income attributable to controlling shareholders" as reported on a GAAP basis for the first six months of 2026, the year ended December 31, 2025, and the last six months of 2024 were as follows:

2026:
•during the first six months, acquisition-related costs of $36 million in connection with the KCS acquisition ($27 million after current income tax recovery of $9 million) including $25 million recognized in "Compensation and benefits" primarily related to synergy related incentive compensation and restructuring costs, and $11 million recognized in "Purchased services and other" primarily related to system migration, legal fees, and other third party purchased services, that unfavourably impacted Diluted EPS by 3 cents as follows:
–in the second quarter, acquisition-related costs of $27 million ($20 million after current income tax recovery of $7 million) including $21 million recognized in "Compensation and benefits", and $6 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 3 cents;
–in the first quarter, acquisition-related costs of $9 million ($7 million after current income tax recovery of $2 million) including $4 million recognized in "Compensation and benefits", and $5 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent;

•during the first six months, advisory costs related to the analysis and advocacy in connection with the STB's review of the proposed merger between Union Pacific Corporation and Norfolk Southern Corporation of $27 million ($21 million after current income tax recovery of $6 million) recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents as follows:
–in the second quarter, advisory costs of $14 million ($11 million after current income tax recovery of $3 million) recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent; and
–in the first quarter, advisory costs of $13 million ($10 million after current income tax recovery of $3 million) recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent.

2025:
•during the course of the year, a gain on sale of an equity investment of $333 million ($256 million after current income tax expense of $102 million net of deferred income tax recovery of $25 million) recognized in "Gain on sale of equity investment", that favourably impacted Diluted EPS by 27 cents as follows:
–in the fourth quarter, a current tax expense of $26 million recognized in "Current income tax expense" due to the finalization of the related tax provision, that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, a gain on sale of an equity investment of $333 million ($282 million after current income tax expense of $76 million net of deferred income tax recovery of $25 million) recognized in "Gain on sale of equity investment", that favourably impacted Diluted EPS by 30 cents;
•during the course of the year, acquisition-related costs of $72 million in connection with the KCS acquisition ($56 million after current income tax recovery of $16 million), including $11 million recognized in "Compensation and benefits" primarily related to synergy related incentive compensation and restructuring costs, $1 million recognized in "Materials", $51 million recognized in "Purchased services and other" primarily related to system migration, legal fees, and other third party purchased services, and $9 million recognized in "Other components of net period benefit recovery" related to special termination benefit costs, that unfavourably impacted Diluted EPS by 6 cents as follows:
–in the fourth quarter, acquisition-related costs of $20 million ($17 million after current income tax recovery of $3 million) including a recovery of $5 million recognized in "Compensation and benefits", an expense of $16 million recognized in "Purchased services and other", and an expense of $9 million recognized in "Other components of net period benefit recovery", that unfavourably impacted Diluted EPS by 2 cents;
–in the third quarter, acquisition-related costs of $13 million ($10 million after current income tax recovery of $3 million) including $4 million recognized in "Compensation and benefits", and $9 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 1 cent;
–in the second quarter, acquisition-related costs of $19 million ($14 million after current income tax recovery of $5 million) including $7 million recognized in "Compensation and benefits", and $12 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents; and
–in the first quarter, acquisition-related costs of $20 million ($15 million after current income tax recovery of $5 million) including $5 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $14 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents.

2024:
•in the fourth quarter, a deferred income tax recovery of $78 million due to a decrease in the Louisiana state corporate income tax rate, that favourably impacted Diluted EPS by 9 cents;
•during the last six months, adjustments to provisions and settlements of Mexican taxes of $14 million recovery ($12 million after deferred income tax expense of $2 million) recognized in "Compensation and benefits", that favourably impacted Diluted EPS by 1 cent as follows:
–in the fourth quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that had minimal impact on Diluted EPS;
–in the third quarter, adjustments to provisions and settlements of Mexican taxes of $7 million recovery ($6 million after deferred income tax expense of $1 million) recognized in "Compensation and benefits", that favourably impacted Diluted EPS by 1 cent;
•during the last six months, acquisition-related costs of $58 million in connection with the KCS acquisition ($43 million after current income tax recovery of $15 million), including $12 million recognized in "Compensation and benefits" primarily related to retention and synergy related incentive compensation costs; $2 million recognized in "Materials"; and $44 million recognized in "Purchased services and other" primarily related to system migration, relocation expenses, legal and consulting fees, that unfavourably impacted Diluted EPS by 5 cents as follows:
–in the fourth quarter, acquisition-related costs of $22 million ($17 million after current income tax recovery of $5 million) including $1 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $20 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 2 cents; and
–in the third quarter, acquisition-related costs of $36 million ($26 million after current income tax recovery of $10 million) including $11 million recognized in "Compensation and benefits", $1 million recognized in "Materials", and $24 million recognized in "Purchased services and other", that unfavourably impacted Diluted EPS by 3 cents.

KCS purchase accounting recognized in "Net income attributable to controlling shareholders" as reported on a GAAP basis for the first six months of 2026, the year ended December 31, 2025 and the last six months of 2024 was as follows:

2026:
•during the first six months, KCS purchase accounting of $184 million ($134 million after deferred income tax recovery of $50 million), including costs of $175 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $11 million recognized in "Net interest expense", and a recovery of $3 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 15 cents as follows:
–in the second quarter, KCS purchase accounting of $93 million ($68 million after deferred income tax recovery of $25 million), including costs of $88 million recognized in "Depreciation and amortization", $6 million recognized in "Net interest expense", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents; and
–in the first quarter, KCS purchase accounting of $91 million ($66 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents.
2025:
•during the course of the year, KCS purchase accounting of $391 million ($285 million after deferred income tax recovery of $106 million), including costs of $373 million recognized in "Depreciation and amortization", $3 million recognized in "Purchased services and other" related to the amortization of equity investments, $21 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $7 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 31 cents as follows:
–in the fourth quarter, KCS purchase accounting of $109 million ($79 million after deferred income tax recovery of $30 million), including costs of $105 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the third quarter, KCS purchase accounting of $95 million ($69 million after deferred income tax recovery of $26 million), including costs of $90 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $6 million recognized in "Net interest expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents;
–in the second quarter, KCS purchase accounting of $95 million ($70 million after deferred income tax recovery of $25 million), including costs of $91 million recognized in "Depreciation and amortization", $5 million recognized in "Net interest expense", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents; and
–in the first quarter, KCS purchase accounting of $92 million ($67 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $5 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents.

2024:
•during the last six months, KCS purchase accounting of $182 million ($133 million after deferred income tax recovery of $49 million), including $172 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other" related to the amortization of equity investments, $10 million recognized in "Net interest expense", $2 million recognized in "Other (income) expense", and a recovery of $3 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 15 cents as follows:
–in the fourth quarter, KCS purchase accounting of $93 million ($68 million after deferred income tax recovery of $25 million), including costs of $87 million recognized in "Depreciation and amortization", $1 million recognized in "Purchased services and other", $6 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $2 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 8 cents; and
–in the third quarter, KCS purchase accounting of $89 million ($65 million after deferred income tax recovery of $24 million), including costs of $85 million recognized in "Depreciation and amortization", $4 million recognized in "Net interest expense", $1 million recognized in "Other (income) expense", and a recovery of $1 million recognized in "Net loss attributable to non-controlling interest", that unfavourably impacted Diluted EPS by 7 cents.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Core Adjusted Income and Core Adjusted Diluted EPS

Core adjusted income is calculated as Net income attributable to controlling shareholders reported on a GAAP basis adjusted for significant items and KCS purchase accounting.

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Net income attributable to controlling shareholders as reported	$1,024	$1,234	$1,870	$2,144
Less:
Significant items (pre-tax):
Gain on sale of equity investment	—	333	—	333
Acquisition-related costs	(27)	(19)	(36)	(39)
Advisory costs related to rail consolidation matters	(14)	—	(27)	—
KCS purchase accounting	(93)	(95)	(184)	(187)
Add:
Tax effect of adjustments(1)	(35)	21	(65)	(9)
Core adjusted income	$1,123	$1,036	$2,052	$2,028
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 26.10% and 26.31% for the three and six months ended June 30, 2026, and 9.45% and 8.67% for the three and six months ended June 30, 2025, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core adjusted diluted EPS is calculated using Diluted EPS reported on a GAAP basis adjusted for significant items and KCS purchase accounting.

	For the three months ended June 30		For the six months ended June 30		For the year ended December 31
	2026	2025	2026	2025	2025
Diluted EPS as reported	$1.15	$1.33	$2.10	$2.31	$4.51
Less:
Significant items (pre-tax):
Gain on sale of equity investment	—	0.36	—	0.36	0.36
Acquisition-related costs	(0.03)	(0.02)	(0.04)	(0.04)	(0.08)
Advisory costs related to rail consolidation matters	(0.01)	—	(0.03)	—	—
KCS purchase accounting	(0.11)	(0.10)	(0.20)	(0.20)	(0.43)
Add:
Tax effect of adjustments(1)	(0.03)	0.03	(0.07)	(0.01)	(0.05)
Core adjusted diluted EPS	$1.27	$1.12	$2.30	$2.18	$4.61
(1)The tax effect of adjustments was calculated as the pre-tax effect of the significant items and KCS purchase accounting listed above multiplied by the applicable tax rate for the above items of 26.10% and 26.31% for the three and six months ended June 30, 2026, 9.45% and 8.67% for the three and six months ended June 30, 2025, and 34.76% for the year ended December 31, 2025, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the adjustments.

Core Adjusted Operating Income and Core Adjusted Operating Ratio

Core adjusted operating income and Core adjusted operating ratio are calculated from reported GAAP revenue and operating expenses adjusted for, where applicable, (1) significant items (acquisition-related costs and advisory costs related to rail consolidation matters) that are reported within Operating income, and (2) KCS purchase accounting recognized in "Depreciation and amortization" and "Purchased services and other".

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Operating income as reported	$1,472	$1,343	$2,730	$2,660
Less:
Acquisition-related costs	(27)	(19)	(36)	(39)
Advisory costs related to rail consolidation matters	(14)	—	(27)	—
KCS purchase accounting in Operating expenses	(88)	(91)	(176)	(179)
Core adjusted operating income	$1,601	$1,453	$2,969	$2,878

	For the three months ended June 30		For the six months ended June 30
	2026	2025	2026	2025
Operating ratio as reported	64.6%	63.7%	65.3%	64.5%
Less:
Acquisition-related costs	0.6%	0.5%	0.5%	0.5%
Advisory costs related to rail consolidation matters	0.3%	—%	0.3%	—%
KCS purchase accounting in Operating expenses	2.1%	2.5%	2.2%	2.4%
Core adjusted operating ratio	61.6%	60.7%	62.3%	61.6%

FX Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in FX rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year's results denominated in U.S. dollars and Mexican pesos at the FX rates of the current period.

FX adjusted % changes in revenues are also used in calculating FX adjusted % change in Freight revenue per carload and per RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Freight revenues by line of business
Grain	$925	$743	$1	$744	24
Coal	209	256	—	256	(18)
Potash	184	167	—	167	10
Fertilizers and sulphur	110	98	—	98	12
Forest products	198	195	—	195	2
Energy, chemicals and plastics	777	712	6	718	8
Metals, minerals and consumer products	524	444	6	450	16
Automotive	403	330	8	338	19
Intermodal	758	684	—	684	11
Freight revenues	4,088	3,629	21	3,650	12
Non-freight revenues	76	70	—	70	9
Total revenues	$4,164	$3,699	$21	$3,720	12

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Freight revenues by line of business
Grain	$1,796	$1,531	$(21)	$1,510	19
Coal	435	513	(3)	510	(15)
Potash	333	323	(4)	319	4
Fertilizers and sulphur	222	212	(4)	208	7
Forest products	379	412	(7)	405	(6)
Energy, chemicals and plastics	1,477	1,470	(18)	1,452	2
Metals, minerals and consumer products	962	892	—	892	8
Automotive	699	645	8	653	7
Intermodal	1,413	1,358	(11)	1,347	5
Freight revenues	7,716	7,356	(60)	7,296	6
Non-freight revenues	149	138	(1)	137	9
Total revenues	$7,865	$7,494	$(61)	$7,433	6

FX adjusted % changes in Operating expenses are as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Compensation and benefits	$723	$659	$10	$669	8
Fuel	618	405	10	415	49
Materials	130	124	2	126	3
Equipment rents	97	103	—	103	(6)
Depreciation and amortization	519	493	—	493	5
Purchased services and other	605	572	6	578	5
Total operating expenses	$2,692	$2,356	$28	$2,384	13

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Compensation and benefits	$1,414	$1,341	$6	$1,347	5
Fuel	1,076	886	6	892	21
Materials	257	248	1	249	3
Equipment rents	192	202	(4)	198	(3)
Depreciation and amortization	1,031	997	(14)	983	5
Purchased services and other	1,165	1,160	(2)	1,158	1
Total operating expenses	$5,135	$4,834	$(7)	$4,827	6

FX adjusted % change in Operating income is as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Total revenues	$4,164	$3,699	$21	$3,720	12
Total operating expenses	2,692	2,356	28	2,384	13
Operating income	$1,472	$1,343	$(7)	$1,336	10

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2026	Reported 2025	Variance due to FX	FX Adjusted 2025	FX Adjusted % Change
Total revenues	$7,865	$7,494	$(61)	$7,433	6
Total operating expenses	5,135	4,834	(7)	4,827	6
Operating income	$2,730	$2,660	$(54)	$2,606	5

Reconciliation of GAAP Liquidity Measures to Non-GAAP Liquidity Measures

Adjusted Free Cash

Adjusted free cash is calculated as Net cash provided by operating activities, less Net cash used in investing activities, adjusted for changes in Cash and cash equivalents balances resulting from FX rate fluctuations, the cash flow impacts of acquisition-related costs associated with the KCS acquisition, certain settlements of Mexican taxes, advisory costs related to rail consolidation matters and net proceeds from the sale of an equity investment, net of tax which are not indicative of operating trends. Adjusted free cash is useful to investors and other external users of the Company's Interim Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and other activities such as dividends, share repurchase programs, and other strategic opportunities, and is an important performance criterion in determining certain elements of the Company's long-term incentive plan. Adjusted free cash should be considered in addition to, rather than as a substitute for, Net cash provided by operating activities.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2026	2025	2026	2025
Net cash provided by operating activities as reported	$1,726	$1,355	$2,702	$2,511
Net cash used in investing activities	(762)	(306)	(1,434)	(1,021)
Effect of foreign currency fluctuations on foreign currency-denominated cash and cash equivalents	24	(44)	26	(45)
Less:
Settlements of Mexican taxes	—	(1)	—	(12)
Acquisition-related costs	(6)	(8)	(27)	(23)
Advisory costs related to rail consolidation matters	(9)	—	(20)	—
Net proceeds from sale of equity investment, net of tax	—	409	—	409
Adjusted free cash	$1,003	$605	$1,341	$1,071

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to adjusted EBITDA ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items. The Adjusted net debt to adjusted EBITDA ratio which is reconciled below from the Long-term debt to Net income attributable to controlling shareholders ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Attributable to Controlling Shareholders Ratio

The Long-term debt to Net income attributable to controlling shareholders ratio is calculated as Long-term debt, including Long-term debt maturing within one year, divided by Net income attributable to controlling shareholders.

(in millions of Canadian dollars, except for ratios)	2026	2025
Long-term debt including long-term debt maturing within one year as at June 30	$25,147	$22,269
Net income attributable to controlling shareholders for the twelve months ended June 30	3,867	4,182
Long-term debt to Net income attributable to controlling shareholders ratio	6.5	5.3

Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt and Long-term debt maturing within one year, as reported on the Company’s Interim Consolidated Balance Sheets adjusted for pension plans' deficit, operating lease liabilities, Cash and cash equivalents, and the fair value adjustment to KCS debt on the Control Date which is recognized under Long-term debt on the Company's Interim Consolidated Balance Sheets. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted net debt to Adjusted EBITDA.

(in millions of Canadian dollars)	2026	2025
Long-term debt including long-term debt maturing within one year as at June 30	$25,147	$22,269
Add:
Pension plans deficit(1)	161	160
Operating lease liabilities	377	390
Fair value adjustment to KCS debt upon Control(2)	468	465
Less:
Cash and cash equivalents	366	799
Adjusted net debt	$25,787	$22,485
(1)    Pension plans deficit is the total funded status of the Pension plans in deficit only.
(2)    The fair value adjustment to KCS debt upon control represents the fair value adjustment based on the purchase price allocation at fair value, net of amortization of fair value adjustments from April 14, 2023 and the foreign currency translation impact on the fair value adjustment.

Reconciliation of Net Income Attributable to Controlling Shareholders to Adjusted EBITDA

Adjusted EBITDA is calculated as Net income attributable to controlling shareholders before Net interest expense, Income tax expense, Depreciation and amortization, and Operating lease expense recognized on the Company's Interim Consolidated Statement of Income, excluding significant items reported in "Net income", less "Other components of net periodic benefit recovery" recognized on the Company's Interim Consolidated Statement of Income. Adjusted EBITDA is used as a performance measure derived from operating results, excluding significant items, as part of the calculation of Adjusted net debt to adjusted EBITDA. Detailed quarterly information on significant items that occurred within the 12 months ended June 30, 2026 and 2025 can be found under the earlier section Core Adjusted Income and Core Adjusted Diluted EPS.

	For the twelve months ended June 30
(in millions of Canadian dollars)	2026	2025
Net income attributable to controlling shareholders as reported	$3,867	$4,182
Add:
Net interest expense	917	819
Income tax expense	1,306	1,157
Depreciation and amortization	2,053	1,957
Operating lease expense	124	111
Less:
Significant items (pre-tax):
Certain adjustments to provisions and settlements of Mexican taxes	—	14
Acquisition-related costs	(69)	(97)
Advisory costs related to rail consolidation matters	(27)	—
Gain on sale of equity investment	—	333
Other components of net periodic benefit recovery	421	390
Adjusted EBITDA	$7,942	$7,586

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2026	2025
Adjusted net debt as at June 30	$25,787	$22,485
Adjusted EBITDA for the twelve months ended June 30	7,942	7,586
Adjusted net debt to adjusted EBITDA ratio	3.2	3.0